Exhibit 99.3

Sun New Media Inc. PO Box 297, 1142 S. Diamond Bar Blvd Diamond Bar, CA 91765 United States of America T: (604) 871-9909 Ext 322 F: (604) 871-9919

NASD OTCBB: SNMD	Sun New Media Appoints New Executive Officers	January 4, 2006
Prime Zone, Diamond Bar, California, January 4, 2006: Sun New Media Inc. (OTCBB: SNMD) (“SNMI”) today announced the appointments of Mr. John Zongyang Li to serve as the company’s co-CEO and Ms. Hwee Ling Ng to serve as the company’s Acting CFO.
A veteran of the China media business and long time fund manager, Mr. Li is currently a member of SNMI’s Board of Directors and the Vice Chairman and Chief Investment Officer of Sun Media Investment Holdings Limited, SNMI’s largest shareholder. Mr. Li holds a Bachelor degree in Economics from Peking University and a Master of Business Administration degree from Middlesex University Business School in London. Mr. Li worked for 10 years with Framlington Funds, where he served as a Senior Fund Manager and the Head of the Asia Pacific region.
“I am very excited to take on this new and exciting role with SNMI,” said Mr. Li. “SNMI’s is well-positioned to take a leading role in China’s growing interactive marketing industry and I look forward to further contributing to the company’s growth.”
Ms. Ng, SNMI’s new CFO, is currently the CFO of Sun Business Network Ltd. (“SBN”), a Singapore-listed publishing company that will be partly owned by SNMI. She brings more than 10 years experience working in a wide range of financial positions in Singapore. Prior to joining SBN, Ms Ng was an Auditor with an international public accounting firm. Ms Ng’s experience covers a broad range of industries and a wide array of accounting issues in connection with operational matters and mergers and acquisitions. Ms Ng holds a Bachelor of Accountancy from Nanyang Technological University of Singapore and is also a member of the Institute of Certified Public Accountants of Singapore.
In addition to the two appointments, SNMI also announced the resignation of two executive officers. Mr. Chen Xiaotao will resign as Director, acting President, and Chief Operations Officer of SNMI, and Mr. Clarence Lo will resign his post as SNMI’s CFO. Mr. Chen’s resignation from his executive posts and directorship, and Mr. Lo’s resignation as CFO will be effective immediately.
“We are very grateful to Mr. Chen and Mr. Lo for their contributions to the company and wish them the best of luck in all future endeavors,” said Dr. Bruno Wu, Chairman of SNMI.
For more information on Sun New Media Inc., visit the Company’s website at: http://www.sunnewmedia.net
Investor Relations Contact: Mr. James Neil * N. America Toll Free: 1-888-865-0901 Ext.322 Email: info@cag-global.com
This press release includes statements that may constitute “forward-looking” statements, usually containing the word “believe,” “estimate,” “project,” “expect” “plan” “anticipate” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s product and services in the marketplace, competitive factors, changes in regulatory environments, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company disclaims any obligation to update these statements for revisions or changes after the date of this release.